Exhibit 10.17
Christopher P. Johns                               One Market, Spear Tower
Senior Vice President and                             Suite 2400
Chief Financial Officer                                   San Francisco, CA
                                                                                                                                                                       415.267.7036
                       Fax: 415.267.7263
August 8, 2005

Mr. G. Robert Powell
335 Crosstree Lane
Atlanta, GA 30328

Dear Bob:

On behalf of PG&E Corporation, I am pleased to extend an invitation to you to join our organization as Vice President and Controller, reporting to me.

Your initial total compensation package will consist of the following:

1.	An annual base salary of $280,000 ($23,333.33/month) subject to possible increases through our annual salary review plan.

2.
A one-time bonus of $225,000 payable within 60 days of your date of hire, subject to normal payroll withholdings.  Should you leave the company or should your employment terminate for cause within three years of your date of hire, a prorated amount of this bonus must be refunded to the company.

3.
A target incentive of $126,000 that equals 45% of your base salary in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $252,000 based on performance relative to established goals.  For 2005, this incentive will be prorated for the number of months worked from your date of hire and will be payable in 2006.

4.
Participation in the PG&E Corporation Long-Term Incentive Program (LTIP) as a band 4 officer.  Grants under the LTIP are split into thirds and delivered through three separate vehicles: stock options, restricted stock and performance shares; and are generally made annually on the first business day of the year.  Your initial LTIP grant will be made in January 2006 and will have an estimated current value of $200,000.  This estimated current value is used only for the purpose of determining the number of shares or units for your grant.  The ultimate value that you realize will depend upon your employment status and the performance of PG&E Corporation common stock.

5.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401 (k) savings plan.  You will be eligible to contribute as much as 20% of your salary on either a pre-tax or an after-tax basis.  We will make a basic contribution to your account equal to 5% of your salary.  Additionally, we will match, dollar-for-dollar, any contribution you make up to 5% of your salary after you have completed one year of service.  All of the above contributions are subject to applicable legal limits.

Mr. Powell
August 8, 2005

6.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan.  You may elect to defer payment of some of your compensation on a pre-tax basis.  We will provide you with the full matching and basic contributions that cannot be provided through the RSP, due to legal limitations imposed on highly compensated employees.  Additionally, we will make a basic contribution to your account equal to 5% of any amounts paid from the annual short-term incentive plan referenced in item 3 above.

7.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances.  The benefits you elect will be effective the first of the month following the date of your hire.

8.
PG&E Corporation also offers employees an initial allocation of Paid Time Off (PTO) upon hire; this initial allocation may be up to 160 hours based on start date.  Future allocations of PTO are made each year on January 1 and are based on your start date and amount worked in the preceding year.  For example, by starting work in September and working full-time for the remainder of 2005, you will be eligible for 80 hours of PTO upon hire and 54 hours on January 1, 2006.  Beginning January 1, 2007, you will be eligible for 160 hours of PTO, provided that you work full-time for all of 2006.  In addition, PG&E Corporation recognizes 10 paid company holidays annually and provides 3 floating holidays immediately upon hire and at the beginning of each year.

9.
An annual perquisite allowance of $15,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations.  For 2005, you will receive 50% of this amount ($7,500), since your date of hire will be after June 30.

10.
A comprehensive executive relocation assistance package, including: Reimbursement of closing costs on the sale of your current residence, contingent on using the PG&E designated relocation company and on the purchase of a new residence; the move of your household goods, 60 days of storage and delivery of the goods out of storage; and a lump sum payment of $10,000 payable within 60 days of your date of hire.  In addition, the package will include financial assistance in the form of a monthly mortgage subsidy of $3,000 (interest only) for a period of 48 months.  This subsidy is contingent upon the following: (a) your purchase of a principal residence (within 50 miles of your work location) within one year of your date of hire, (b) your satisfying typical mortgage qualification criteria, and (c) use of a company-designated lender.  Should you have any questions regarding the relocation package, please contact Denise Nicco, Director of Relocation at (415) 817-8230.

Mr. Powell
August 8, 2005

As we have discussed, this offer is contingent upon your passing comprehensive background verification, including a credit check, and a standard drug analysis test.  We will also need to verify your eligibility to work in the United States based on applicable immigration laws.  In addition, your election as an officer of PG&E Corporation and elements of your compensation are subject to approval by the Board of Directors of PG&E Corporation.  Should you accept our offer, we will provide you with additional details on meeting these requirements.

Peter Darbee and I look forward to your joining our team and believe you will make a strong contribution to the achievement of the mission and goals of PG&E Corporation.  I would appreciate receiving your written acceptance of this offer as soon as possible.  Please call me at any time if you have questions.

Sincerely,

/s/ Christopher P. Johns

CHRISTOPHER P. JOHNS
Senior Vice President, Chief Financial Officer and Controller

Attachment

This is to confirm my acceptance of PG&E Corporation's offer as the Vice President and Controller outlined above.

                                    /s/ G. Robert Powell       8/9/05
(Signature and Date)